GameStop Announces Resignation of CFO and Succession Plan to Support Transformation

GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that Jim Bell, Executive Vice President and Chief Financial Officer, will be resigning from his roles on March 26, 2021. The Company thanks Mr. Bell for his significant contributions and leadership, including his efforts over the past year during the COVID-19 pandemic.

The Company has initiated a search for a permanent Chief Financial Officer with the capabilities and qualifications to help accelerate GameStop’s transformation. A leading executive search firm has been retained to support the process. Internal and external candidates will be evaluated.

If a permanent replacement is not in place at the time of Mr. Bell’s departure, GameStop intends to appoint Diana Jajeh, who is currently Senior Vice President and Chief Accounting Officer, to the role of interim Chief Financial Officer. Ms. Jajeh has more than two decades of experience operating as an auditor, comptroller and corporate finance executive. After beginning her career at PricewaterhouseCoopers, she subsequently held senior roles at companies such as Visa (NYSE: V) and e.l.f. Cosmetics (NYSE: ELF).

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a leading specialty retailer offering games and entertainment products in its over 5,000 stores and comprehensive e-commerce properties across 10 countries. GameStop, through its family of brands, offers the best selection of new and preowned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The Company's consumer product network also includes www.gamestop.com and Game Informer® magazine, the world's leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Contacts

For investors:
GameStop Investor Relations 817-424-2001 investorrelations@gamestop.com

For media:
GameStop Public Relations
Joey Mooring
joeymooring@gamestop.com

or

Profile Greg Marose / Rachel Goun gamestop@profileadvisors.com